Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 23, 2023, with respect to the financial statements and supplemental information included in the Annual Report of The Bancorp, Inc. 401(k) Plan on Form 11-K for the year ended December 31, 2022. We hereby consent to the incorporation by reference of said report in the Registration Statement of The Bancorp, Inc. on Form S-8 (File No. 333-128257).

/s/Grant Thornton

Bellevue, Washington
June 23, 2023